N  e  w  s     R  e  l  e  a  s  e

Exhibit 99.1

For information contact:

Lisa Schultz,

CNL Chief Communications and Human Capital Officer

(407) 650-1223

MACQUARIE CNL GLOBAL INCOME TRUST ANNOUNCES MONTHLY DISTRIBUTION

— Cash distribution will provide investors a 6.5 percent annualized return —

(ORLANDO, Fla.) May 26, 2010 — Macquarie CNL Global Income Trust Inc., a non-traded real estate investment trust (REIT) focused on providing investors income from global real estate investments, has announced a monthly cash distribution of $0.0017808 per day per share on the outstanding shares of common stock. On an annualized basis, with the REIT’s offering price of $10 per share, the distribution will provide a 6.5 percent return.

The board of directors approved the distribution on May 25. The monthly distribution will begin to accumulate the day after the company meets it minimum offering requirements in connection with its initial public offering of common stock. Distributions will be calculated on a daily basis, based on the number of days each stockholder has been a stockholder of record during the period. The distributions for the initial month and second month will be aggregated and paid during the following month. From then on, at the end of each month, that month’s distributions will be aggregated and paid in the following month.

The board of directors will review the distribution policy each quarter.

About CNL Financial Group

Orlando, Fla.-based CNL is a privately held real estate investment and development company in business for more than 35 years. Since its inception in 1973, CNL and its affiliates have formed or acquired companies with US$24 billion in assets, including hotel, retail, restaurant, seniors’ housing and lifestyle properties.

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About Macquarie Group Limited

Macquarie is a global provider of banking, financial, advisory, investment and funds management services with total assets under management of approximately US$299 billion (as of March 31, 2010). Macquarie’s real estate business has operations in North America, Australia, Europe, Asia, South Africa and the United Arab Emirates.

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